As filed with the Securities and Exchange Commission on October 18, 2024

Registration No. 333-280247

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-280247

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Zapata Computing Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	98-1578373
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Cambridge Innovation Center

50 Milk Street

Boston, MA 02109

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (844) 492-7282

Zapata Computing Holdings Inc. 2024 Equity and Incentive Plan

Zapata Computing Holdings Inc. 2024 Employee Stock Purchase Plan

Zapata Computing, Inc. 2018 Stock Incentive Plan

Nonstatutory Stock Option Award Agreements

2024 Inducement Stock Incentive Plan

(Full titles of plans)

Sumit Kapur

Chief Executive Officer and Chief Financial Officer

Zapata Computing Holdings Inc.

Cambridge Innovation Center

50 Milk Street

Boston, MA 02109

(844) 492-7282

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) is being filed by Zapata Computing Holdings Inc., a Delaware corporation (the “Registrant”), to withdraw and remove from registration all shares of the Registrant’s common stock, $0.0001 par value per share (the “Common Stock”), remaining unissued and unsold under Registration Statement No. 333-280247 on Form S-8, filed with the Securities and Exchange Commission on June 17, 2024 (the “Registration Statement”), registering 8,468,701 shares of Common Stock, consisting of (a) 3,491,146 shares of Common Stock issuable pursuant to the Registrant’s 2024 Equity and Incentive Plan; (b) 581,858 shares of Common Stock issuable pursuant to the Registrant’s 2024 Employee Stock Purchase Plan; (c) 2,895,697 shares of Common Stock issuable pursuant to stock options granted under the Zapata Computing, Inc. 2018 Stock Incentive Plan, which stock options were assumed by the Registrant pursuant to the Business Combination Agreement, dated September 6, 2023, by and among the Registrant (formerly known as Andretti Acquisition Corp.), Tigre Merger Sub, Inc. and Zapata Computing, Inc.; (d) 900,000 shares of Common Stock issuable upon exercise of nonstatutory stock options granted to two employees of the Registrant to induce such employees to accept employment with the Registrant, which awards were approved by the compensation committee and the board of directors of the Registrant in compliance with and in reliance on Nasdaq Listing Rule 5635(c)(4); and (e) 600,000 shares of Common Stock issuable pursuant to the 2024 Inducement Stock Incentive Plan.

The Registrant previously announced the termination of all of its employees and the approval by the Registrant’s board of directors of the cessation of the Registrant’s operations. In connection with the foregoing, the Registrant has determined to terminate all offerings and sales of its securities under the Registration Statement. Accordingly, the Company is filing this Post-Effective Amendment to terminate the effectiveness of the Registration Statement and, in accordance with the undertakings made by the Company in the Registration Statement, to remove from registration any and all of the securities of the Registrant that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on October 18, 2024.

ZAPATA COMPUTING HOLDINGS INC.

By:	/s/ Sumit Kapur
Name: Sumit Kapur
Title: Chief Executive Officer and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.